EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT



We consent to the inclusion and incorporation by reference of our report dated February 4, 1998, relating to the consolidated balance sheets of InteliData Technologies Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997, whihc report appears in the December 31, 1997 annual report on Form 10-K of InteliData Technologies Corp. which is included in and incorporated by reference in the December 31, 1997 annual report on Form 10-K of WorldCorp, Inc.





DELOITTE & TOUCHE LLP



Hartford, Connecticut
April 20, 1998